Exhibit 99.1

LaSalle Hotel Properties

3 Bethesda Metro Center, Suite 1200

Bethesda, MD 20814

Ph. (301) 941-1500

Fax (301) 941-1553

www.lasallehotels.com

LASALLE HOTEL PROPERTIES REPORTS FOURTH QUARTER

AND FULL YEAR 2008 RESULTS

BETHESDA, MD, February 19, 2009 – LaSalle Hotel Properties (NYSE: LHO) today reported net income to common shareholders of $10.6 million, or $0.25 per diluted share for the year ended December 31, 2008, compared to net income of $61.5 million, or $1.53 per diluted share for the prior year. Net income for 2008 includes the $4.3 million final settlement expense related to the Meridien litigation. Net income for 2007 includes the $30.4 million net gain on sale of the LaGuardia Marriott and the $3.9 million write-off of the non-cash costs associated with the initial issuance of the Company’s Series A Preferred Shares, which were redeemed by the Company in March 2007.

For the year ended December 31, 2008, the Company generated funds from operations (“FFO”) of $117.1 million versus $123.4 million for the same period of 2007. On a per diluted share basis, FFO for 2008 was $2.90 versus $3.07 for the prior year. FFO for 2008 was reduced by the $4.3 million settlement expense related to the Meridien litigation and FFO for 2007 was reduced by the $3.9 million non-cash write-off of the Series A Preferred Shares.

The Company’s earnings before interest, taxes, depreciation and amortization (“EBITDA”) for 2008 was $192.0 million as compared to $237.8 million for 2007. EBITDA for 2008 includes the $4.3 million settlement expense related to the Meridien litigation. EBITDA for 2007 includes the $30.4 million net gain on sale of the LaGuardia Marriott.

“Though 2008 was a difficult year and 2009 is shaping up to be even more challenging, we continue to be confident about the long term value creation opportunities to be harvested from our portfolio by our corporate and property teams, once the economy recovers,” said Jon Bortz, Chairman and Chief Executive Officer of LaSalle Hotel Properties. “We have consistently and prudently invested in our hotels, positioning them to outperform in any part of the economic cycle. Additionally, our properties are primarily located in cities that have proven to be 24-hour markets with high barriers to entry and multiple demand generators which outperform over the long term. And we have a balance sheet that will serve us well through this tough economic environment.”

The Company has taken the following steps to enhance its balance sheet, increase liquidity and reduce operating expenses to mitigate decreases in revenue:

•	Reduced dividend to one cent per common share per quarter;

•	Expanded its senior unsecured credit facility from $300.0 million to $450.0 million;

•	Preserved capital by limiting capital investments at the hotels in 2009 to those related to life safety, emergency capital maintenance and a few minor projects that are currently underway;

•	Modified the fast-track schedule for the IBM Building conversion in Chicago to a normal development schedule with major construction commencing at the appropriate time;

•	Coordinated with its hotel managers to significantly reduce management and hourly staffing levels at its hotel properties, as well as many other hotel operating costs; and

•	Requested plans, procedures and triggering mechanisms from its hotel managers for monitoring of and further reductions in staffing levels and operating expenses.

Room revenue per available room (“RevPAR”) decreased 1.7 percent in 2008 to $146.09 versus the previous year. Average daily rate (“ADR”) was down 0.5 percent to $199.75 from 2007, while occupancy declined 1.2 percent to 73.1 percent.

The Company’s hotels generated $209.8 million of EBITDA for the year compared with $217.6 million last year. Hotel revenues declined 0.7 percent while hotel expenses were limited to an increase of 0.7 percent. As a result, hotel EBITDA margins declined only 93 basis points.

As of December 31, 2008, the Company had total outstanding debt of $962.3 million including the Company’s senior unsecured credit facility balance of $234.5 million. Total debt to trailing 12 month Corporate EBITDA (as defined by our senior unsecured credit facility) equaled 4.7 times as of December 31, 2008. For the year, the Company’s weighted average interest rate was 5.1 percent. As of December 31, 2008, based on the Company’s bank covenants under its senior unsecured credit facility, the Company’s EBITDA to interest coverage ratio was 4.0 times. At the end of the year, the Company also had $27.9 million of cash and cash equivalents on its balance sheet and $239.5 million available on its senior unsecured line of credit and the LHL line of credit combined.

“The Company has significant liquidity from its hotel operations, unsecured credit facilities and the ability to secure additional debt, if necessary, by placing mortgages on unencumbered assets,” stated Hans Weger, Chief Financial Officer of LaSalle Hotel Properties. “We have 21 properties representing approximately half our hotel EBITDA that are unencumbered and could be used as collateral for secured financings, if needed. We currently anticipate using all excess cashflow in 2009 to reduce our outstanding debt and further strengthen our balance sheet.”

2008 Highlights

In January, the Company announced it increased its senior unsecured credit facility to $450.0 million. The additional $150.0 million of commitments came from six banks that had previous commitments and one new bank. Terms and conditions of the Amended and Restated Senior Unsecured Credit Agreement were not modified.

In 2008, $87.6 million of capital was invested throughout the portfolio to complete the Company’s redevelopment and repositioning program and to keep its properties in excellent physical condition for years to come. We expect these capital investments will enable its hotels to generate improved relative performance during this challenging economic environment and create incremental long term shareholder value.

Throughout various times in 2008, the holders of the Series F Preferred Units redeemed their units. The Company chose to satisfy the redemptions with 568,786 shares of its common stock and $14.5 million of cash. All 1,098,348 Series F Preferred Units were redeemed.

Fourth Quarter Results

Net loss to common shareholders was ($7.6) million, or ($0.19) per diluted share for the quarter ended December 31, 2008, compared to net income of $6.3 million, or $0.16 per diluted share for the prior year period.

For the quarter ended December 31, 2008, the Company generated FFO of $20.0 million versus $29.8 million for the same period of 2007. On a per diluted share basis, FFO for the fourth quarter was $0.49 versus $0.74 for the same period last year. EBITDA for 2008’s fourth quarter was $37.0 million versus $48.5 million in the prior year period.

RevPAR for the quarter ended December 31, 2008 versus the same period in 2007 decreased 11.9 percent to $124.88. Occupancy fell 6.6 percent to 65.0 percent and ADR declined to $192.15, a 5.7 percent reduction from the prior year period.

The Company’s hotels generated $41.9 million of EBITDA for the fourth quarter compared with $51.9 million for the same period last year. Hotel revenues declined 9.0 percent compared with a decrease of 4.5 percent in hotel expenses. The Company’s expenses in the fourth quarter included severance costs as well as pre-opening expenses totaling $1.2 million.

Subsequent Events

On January 1, 2009, Le Montrose Suite Hotel transitioned to a new lease with LaSalle Hotel Lessee. As a result, all of the Company’s 31 hotels are now leased to LaSalle Hotel Lessee, Inc., a wholly owned taxable REIT subsidiary of the Company.

On January 15, 2009, the Company paid the December 2008 dividend of $0.085 per common share of beneficial interest to shareholders of record as of December 31, 2008.

On February 1, 2009, each of the 2,348,888 Series C Preferred Units was redeemed and the Company issued 2,348,888 7.25% Series C Cumulative Redeemable Preferred Shares of Beneficial Interest to SCG Hotel DLP, LP. As a result of the redemption of all of the partnership units previously issued in consideration for the purchase of the Westin Copley in 2005, the contingent obligation of the Company to reimburse the seller of the hotel up to $20 million of taxes related to unrealized taxable gains created at the time of the Company’s acquisition of the hotel, as described in the Tax Reporting and Protection Agreement entered into by the Company, has become null and void.

On February 2, 2009, the Company retired, without penalty, the $38.4 million of outstanding mortgage principal balances on the Westin City Center Dallas and Sheraton Bloomington Hotel Minneapolis South with funds drawn from the senior unsecured credit facility. The only remaining non-extendable debt maturities the Company has over the next 24 months are the $31 million related to the Hilton Alexandria Old Town, which matures in September 2009, and the $13 million related to Le Montrose Suite Hotel, which matures in July 2010.

On February 4, 2009, the Company announced that it was reducing its dividend to $0.01 per common share for the first quarter of 2009. The first quarter dividend will be paid on April 15, 2009 to common shareholders of record on March 31, 2009. The previous dividend was $0.255 per quarter, payable in equal monthly payments of $0.085. Consistent with the Company’s historical dividend policy, the Board will continue to evaluate the appropriate dividend payment on a quarterly basis.

2009 Outlook

Due to the rapidly changing and uncertain economy and the tremendous lack of visibility related to the economy, travel industry and our business, the Company is unable to provide a full outlook for 2009 at this time. However, the Company expects the year to be extremely difficult and forecasts the following for 2009:

•	Average outstanding fully diluted shares of approximately 41.0 million;

•

Interest expense of $40.5 million to $41.5 million including the amortization of deferred financing costs ($43.1 million to $44.1 million excluding the effect of approximately $2.6 million of capitalized interest);

•	Preferred dividends of $26.4 million and preferred unit distributions of $0.4 million; and

•	General and administrative expenses of $18.5 million to $19.0 million, including approximately $7.3 million of non-cash expense related to equity compensation.

LaSalle Hotel Properties is a leading multi-operator real estate investment trust owning 31 upscale and luxury full-service hotels, totaling approximately 8,500 guest rooms in 14 markets in 11 states and the District of Columbia. The Company focuses on owning, redeveloping and repositioning upscale and luxury full-service hotels located in urban, resort and convention markets. LaSalle Hotel Properties seeks to grow through strategic relationships with premier lodging companies, including Westin Hotels and Resorts, Sheraton Hotels & Resorts Worldwide, Inc., Hilton Hotels Corporation, Outrigger Lodging Services, Noble House Hotels & Resorts, Hyatt Hotels Corporation, Benchmark Hospitality, White Lodging Services Corporation, Gemstone Hotels & Resorts, LLC, Thompson Hotels, Sandcastle Resorts & Hotels, Davidson Hotel Company, Denihan Hospitality Group and the Kimpton Hotel & Restaurant Group, LLC.

This press release, together with other statements and information publicly disseminated by the Company, contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and includes this statement for purposes of complying with these safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe the Company’s future plans, strategies and expectations, are generally identifiable by use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project” or similar expressions. Forward-looking statements in this press release include, among others, statements about limiting capital investments, further staff reductions, fully diluted shares outstanding, interest expense, preferred dividends and unit distributions, general and administrative expenses, the economy, industry fundamentals, the Company’s operating strategies during a weakening economy, the long term growth of shareholder value and the Company’s ability to reduce expenses. You should not rely on forward-looking statements since they involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond the Company’s control and which could materially affect actual results, performances or achievements. Factors that may cause actual results to differ materially from current expectations include, but are not limited to, (i) the Company’s dependence on third-party managers of its hotels, including its inability to implement strategic business decisions directly, (ii) risks associated with the hotel industry, including competition, increases in wages, energy costs and other operating costs, actual or threatened terrorist attacks, downturns in general and local economic conditions and cancellation of or delays in the completion of anticipated demand generators, (iii) the availability and terms of financing and capital and the general volatility of securities markets, (iv) risks associated with the real estate industry, including environmental contamination and costs of complying with the Americans with Disabilities Act and similar laws, (v) interest rate increases, (vi) the possible failure of the Company to qualify as a REIT and the risk of changes in laws affecting REITs, (vii) the possibility of uninsured losses, (viii) risks associated with redevelopment and repositioning projects, including delays and cost overruns, and (ix) the risk factors discussed in the Company’s Annual Report on Form 10-K as updated in its Quarterly Reports. Accordingly, there is no assurance that the Company’s expectations will be realized. Except as otherwise required by the federal securities laws, the Company disclaims any obligation or undertaking to publicly release any updates or revisions to any forward-looking statement contained herein (or elsewhere) to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

# # #

Additional Contacts:

Hans Weger, Chief Financial Officer, LaSalle Hotel Properties – 301/941-1500

For additional information or to receive press releases via e-mail, please visit our website at www.lasallehotels.com

LASALLE HOTEL PROPERTIES

Consolidated Statements of Operations

(Unaudited, dollars in thousands, except per share data)

	For the three months ended December 31,		For the year ended December 31,
	2008	2007	2008	2007

Revenues:
Hotel operating revenues:
Room	$95,202	$99,376	$430,148	$410,151
Food and beverage	47,723	45,285	181,221	170,696
Other operating department	11,982	11,531	51,637	48,033

Total hotel operating revenues	154,907	156,192	663,006	628,880
Participating lease revenue	842	4,964	12,799	27,193
Other income	1,412	1,714	7,572	5,637

Total revenues	157,161	162,870	683,377	661,710

Expenses:
Hotel operating expenses:
Room	23,524	22,044	100,162	90,816
Food and beverage	31,235	28,758	121,866	114,165
Other direct	5,389	4,597	23,788	21,953
Other indirect	43,802	44,706	178,541	172,830

Total hotel operating expenses	103,950	100,105	424,357	399,764
Depreciation and amortization	27,816	23,703	106,748	92,338
Real estate taxes, personal property taxes and insurance	8,842	8,255	34,606	32,562
Ground rent	1,427	1,595	7,213	6,964
General and administrative	4,613	3,470	17,549	13,574
Lease termination expense	27	—	4,296	—
Other expenses	1,350	1,187	3,504	2,966

Total operating expenses	148,025	138,315	598,273	548,168

Operating income	9,136	24,555	85,104	113,542
Interest income	30	189	159	1,386
Interest expense	(12,003)	(11,104)	(48,213)	(46,289)

(Loss) income before income tax benefit (expense), minority interest, equity in earnings of joint venture and discontinued operations	(2,837)	13,640	37,050	68,639
Income tax benefit (expense)	1,966	(250)	1,316	(3,075)
Minority interest in loss of consolidated entities	28	—	39	—
Minority interest of common units in Operating Partnership	6	(36)	(100)	(248)
Minority interest of preferred units in Operating Partnership	(1,157)	(1,516)	(5,178)	(6,120)
Equity in earnings of joint venture	—	—	—	27

(Loss) income from continuing operations	(1,994)	11,838	33,127	59,223

Discontinued operations:
Income from operations of property disposed of, including gain on disposal of assets	—	79	—	30,464
Minority interest, net of tax	—	—	—	(1)
Income tax (expense) benefit	—	(4)	—	69

Net income from discontinued operations	—	75	—	30,532

Net (loss) income	(1,994)	11,913	33,127	89,755
Distributions to preferred shareholders	(5,624)	(5,624)	(22,497)	(24,344)
Issuance costs of redeemed preferred shares	—	—	—	(3,868)

Net (loss) income applicable to common shareholders	$(7,618)	$6,289	$10,630	$61,543

LASALLE HOTEL PROPERTIES

Consolidated Statements of Operations - Continued

(Unaudited, dollars in thousands, except per share data)

	For the three months ended December 31,		For the year ended December 31,
	2008	2007	2008	2007

Earnings per Common Share - Basic:
Net (loss) income applicable to common shareholders before discontinued operations and after dividends on unvested restricted shares	$(0.19)	$0.16	$0.25	$0.77
Discontinued operations	—	—	—	0.76

Net (loss) income applicable to common shareholders after dividends on unvested restricted shares	$(0.19)	$0.16	$0.25	$1.53

Earnings per Common Share - Diluted:
Net (loss) income applicable to common shareholders before discontinued operations and after dividends on unvested restricted shares	$(0.19)	$0.16	$0.25	$0.77
Discontinued operations	—	—	—	0.76

Net (loss) income applicable to common shareholders after dividends on unvested restricted shares	$(0.19)	$0.16	$0.25	$1.53

Weighted average number of common shares outstanding:
Basic	40,526,984	39,854,950	40,158,745	39,852,182
Diluted	40,589,103	40,109,124	40,257,970	40,113,388

LASALLE HOTEL PROPERTIES

FFO, EBITDA and Hotel EBITDA

(Unaudited, dollars in thousands, except share data)

	For the three months ended December 31,		For the year ended December 31,
	2008	2007	2008	2007

Funds From Operations (FFO):
Net (loss) income applicable to common shareholders	$(7,618)	$6,289	$10,630	$61,543
Depreciation	27,541	23,477	105,746	91,560
Amortization of deferred lease costs	101	122	692	491
Minority interest:
Minority interest in consolidated entities	(28)		(39)
Minority interest of common units in Operating Partnership	(6)	36	100	248
Minority interest in discontinued operations	—	—	—	1
Less: Net gain on sale of property disposed of	—	(79)	—	(30,401)

FFO	$19,990	$29,845	$117,129	$123,442

Weighted average number of common shares and units outstanding:
Basic	40,606,460	39,958,480	40,256,228	39,955,712
Diluted	40,668,579	40,212,654	40,355,453	40,216,918

	For the three months ended December 31,		For the year ended December 31,
	2008	2007	2008	2007
Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA):
Net (loss) income applicable to common shareholders	$(7,618)	$6,289	$10,630	$61,543
Interest expense	12,003	11,104	48,213	46,289
Income tax (benefit) expense:
Income tax (benefit) expense	(1,966)	250	(1,316)	3,075
Income tax expense (benefit) from discontinued operations	—	4	—	(69)
Depreciation and amortization	27,816	23,703	106,748	92,389
Minority interest:
Minority interest in consolidated entities	(28)	—	(39)	—
Minority interest of common units in Operating Partnership	(6)	36	100	248
Minority interest of preferred units in Operating Partnership	1,157	1,516	5,178	6,120
Minority interest in discontinued operations	—	—	—	1
Distributions to preferred shareholders	5,624	5,624	22,497	28,212

EBITDA	$36,982	$48,526	$192,011	$237,808

Corporate expense	6,444	5,185	26,702	17,765
Interest and other income	(1,443)	(1,864)	(7,731)	(7,023)
Participating lease adjustments (net)	42	324	559	1,640
Hotel level adjustments (net)	(162)	(137)	(1,707)	(2,077)
Income from operations of property disposed of, including gain on sale and equity in income of joint venture	—	(114)	—	(30,542)

Hotel EBITDA	$41,863	$51,920	$209,834	$217,571

Hotel EBITDA includes the operating data for all properties leased to LHL and to third parties for the three and twelve months ended December 31, 2008 and 2007. Hotel EBITDA includes adjustments made for periods when hotels were closed for renovations for comparison of comparable information. Hotel EBITDA for 2007 reflects comparable information to 2008.

LASALLE HOTEL PROPERTIES

Hotel Operational Data

Schedule of Property Level Results

(Unaudited, dollars in thousands)

	For the three months ended December 31,		For the year ended December 31,
	2008	2007	2008	2007
Revenues:
Room	95,506	108,180	442,308	448,487
Food and beverage	48,452	49,975	188,666	186,487
Other	11,038	12,209	49,960	50,481

Total hotel revenues	154,996	170,364	680,934	685,455

Expenses:
Room	23,171	23,975	100,809	97,600
Food and beverage	31,677	31,755	126,017	123,551
Other direct	5,269	5,659	23,600	23,712
General and administrative	12,840	14,283	54,254	53,545
Sales and marketing	10,945	11,645	48,037	47,916
Management fees	6,991	8,432	26,291	28,156
Property operations and maintenance	6,562	6,447	25,906	26,383
Energy and utilities	5,393	5,772	23,495	24,395
Property taxes	7,502	7,098	29,953	28,433
Other fixed expenses	2,783	3,378	12,738	14,193

Total hotel expenses	113,133	118,444	471,100	467,884

Hotel EBITDA	$41,863	$51,920	$209,834	$217,571

Note:

This schedule includes the operating data for all properties leased to LHL and to third parties as of December 31, 2008, excluding the Donovan House. Chaminade Resort is excluded from January and December (closed for renovations).

LASALLE HOTEL PROPERTIES

Statistical Data for the Hotels

(Unaudited)

	For the three months ended December 31,		For the year ended December 31,
	2008	2007	2008	2007
Total Portfolio
Occupancy	65.0%	69.6%	73.1%	74.0%
Increase/(Decrease)	(6.6)%		(1.2)%
ADR	$192.15	$203.84	$199.75	$200.75
Increase/(Decrease)	(5.7)%		(0.5)%
RevPAR	$124.88	$141.83	$146.09	$148.61
Increase/(Decrease)	(11.9)%		(1.7)%

Note:

This schedule includes the operating data for all properties leased to LHL and to third parties as of December 31, 2008, excluding the Donovan House. Chaminade Resort is excluded from January and December (closed for renovations).